Exhibit 99.8

NOMINEE HOLDER CERTIFICATION
FOR PEOPLES COMMUNITY BANCORP, INC. RIGHTS OFFERING

To Peoples Community Bancorp, Inc.:

The undersigned hereby certifies that it is a broker-dealer registered with the Securities and Exchange Commission, a commercial bank or trust company, a securities depository or participant therein, or a nominee holding of record            shares of common stock of Peoples Community Bancorp, Inc. on behalf of                  beneficial owners as of the close of business on January    , 2004, the record date for the rights offering described in the Prospectus dated January    , 2004. The undersigned has received a copy of the Prospectus. As stated in the Prospectus, one non-transferable subscription right was distributed for every two shares of Peoples Community Bancorp, Inc. common stock held of record as of the close of business on the record date.

The undersigned, on behalf of the beneficial owners of                 subscription rights, is subscribing for                 shares of Peoples Community Bancorp, Inc. common stock at $           per share pursuant to the exercise of subscription rights and is subscribing for                shares of Peoples Community Bancorp, Inc. common stock at $           per share pursuant to the Oversubscription Privilege. The undersigned is aware that a beneficial owner must exercise all subscription rights in order to elect the Oversubscription Privilege and that such oversubscription requests are subject to share availability and are subject to proration, if necessary.  In addition, the undersigned is aware that no person is permitted to purchase shares of Peoples Community Bancorp’s common stock which, when added to current holdings, would exceed 9.9% of the total number of Peoples Community Bancorp’s outstanding shares after the offering.

The undersigned further certifies that each subscriber is a bona fide beneficial owner of Peoples Community Bancorp, Inc. common stock as of the record date and that such beneficial ownership is reflected on the undersigned’s records. The undersigned agrees to provide Peoples Community Bancorp, Inc. or its designee with such additional information as Peoples Community Bancorp, Inc. deems necessary to verify the foregoing.

Name of Record Holder

By:

Name: (Print)

Title:

Address:

Telephone Number:

Date:	, 2004

THIS FORM MAY BE MAILED IN THE RETURN ENVELOPE PROVIDED OR IT MAY BE SENT BY FACSIMILE TO PEOPLES COMMUNITY BANCORP, INC. AT (     )          -              .